Exhibit 5.1

May 16, 2017

Alcoa Corporation

201 Isabella Street, Suite 500

Pittsburgh, Pennsylvania 15212

Re:	Alcoa Corporation – Registration Statement on Form S-8

Relating to the Alcoa Corporation 2016 Stock Incentive Plan

Ladies and Gentlemen:

I am Chief Securities and Governance Counsel and Assistant Secretary of Alcoa Corporation (the “Company”), and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offering and sale of up to 11,000,000 shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”), issuable under the Alcoa Corporation Stock Incentive Plan, as amended and restated as of May 10, 2017 (the “Plan”).

I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares have been duly authorized by the Company, and when issued and sold pursuant to the Plan, will be validly issued, fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement with respect to the Shares under the Act. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

The opinions expressed herein are limited to the Delaware General Corporation Law.

Very truly yours,

/s/ Marissa P. Earnest

Marissa P. Earnest